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                           March 30, 2023

       Jikun Kim
       Chief Financial Officer
       CalAmp Corp.
       15635 Alton Parkway, Suite 250
       Irvine, CA 92618

                                                        Re: CalAmp Corp.
                                                            Registration
Statement on Form S-3
                                                            Filed March 21,
2023
                                                            File No. 333-270720

       Dear Jikun Kim:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Sarah
Sidwell at 202-551-4733 with any questions.




                           Sincerely,


                           Division of Corporation Finance

                           Office of Manufacturing